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                                                                    EXHIBIT 10.2


                    AMENDED AND RESTATED MERCHANT AGREEMENT



BANK: Household Bank (Illinois), N.A.      MERCHANT: AMRE, Inc.
      700 Wood Dale Road                             8585 N. Stemmons Freeway
      Wood Dale, Illinois 60191                      South Tower, Suite 102
                                                     Dallas, TX 75247-3805

This Amended and Restated Merchant Agreement ("Restated Agreement") is made and entered into this 24th day of April, 1995 ("Effective Date"), by and between Household Bank (Illinois), N.A. ("Household") and AMRE, Inc., and its operating subsidiary American Remodeling, Inc., (collectively referred to herein as ("AMRE") to revise and restate that certain Merchant Agreement ("Agreement") dated July 27, 1993 and the Addendum to Merchant Agreement ("Addendum") dated January 18, 1994 by and between Household and AMRE, Inc.

WHEREAS, the parties hereto have determined that it is to their mutual benefit to expand the services and modify the obligations contemplated by the Agreement, and

WHEREAS, the parties have mutually agreed to eliminate the need for a Non Conforming Portfolio contemplated by the Addendum.

WHEREAS, the parties have determined that in order to facilitate the change in the relationship and to set forth the new obligations thereof, it is appropriate and necessary to amend and restate the Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Household and AMRE agree as follows:

                                  INTRODUCTION

A. Incorporation of Agreement. This Restated Agreement amends and restates the relationship of the parties with respect to the matters contained in the Agreement and to all Accounts opened or Sales Slips presented to Household on and after the Effective Date hereof. Except as otherwise provided herein, each and every duty, liability and indemnity of the parties set forth in the Agreement are incorporated herein and shall remain in full force and effect related to the transactions contemplated by that Agreement. To the extent any provision of this Restated Agreement is inconsistent with the Agreement, this Restated Agreement shall govern.

B. Termination of Addendum. The Addendum to Merchant Agreement (Non Conforming Portfolio) dated January 18, 1994 is hereby terminated as of the Effective Date hereof. Any and all obligations of Household to approve or fund Non Conforming Accounts or to provide AMRE with Charge Off Reports as contemplated therein relating to Non Conforming Accounts are hereby discharged. Any and all obligations of AMRE to purchase Excess Charge-Offs as contemplated therein relating to Non Conforming Accounts are hereby discharged. The termination of the Addendum shall not effect any other rights and obligations of the parties with respect to Non Conforming Accounts set forth in the Agreement and this Restated Agreement, including but not limited to, all covenants, representations and warranties of AMRE contained therein.

C. Signing Bonus. Subject to the terms and conditions contained herein, and in further consideration of AMRE's execution of this Restated Agreement, Household agrees to pay AMRE a Signing Bonus in the amount of $1.4 million, payable on or before August 1, 1995.

Section 1. Definitions. In addition to the words and phrases defined above and elsewhere in this Restated Agreement, the following words and phrases shall have the following meanings:

a. "Account" means an account resulting from the issuance of a Card. An Account may have more than one Card issued for it. Each Account shall be owned by, and deemed to be the property of, Household.

b. "Affiliate" means any entity that is owned by, owns or is under common control with Household or its ultimate parent.

c. "Annual Sales Slip Volume" means the aggregate dollar amount of Card Sales under the Program which are funded by Household in a Program Year on Accounts excluding cancellations and returns and Card Sales generated on Accounts in the State of Alabama but including Accounts previously funded pursuant to the terms of the Agreement.

d. "Applicable Law" means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.




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e.       "Authorization" means permission from Household to make a Card Sale.

f. "Authorization Center" means the facility designated by Household as the facility at which Card Sales are authorized.

g. "Billing Cycle" means the period of calendar days between Billing Dates, usually between twenty eight (28) and thirty one (31) days. The "First Billing Cycle" will start on the Billing Date which is immediately prior to the Effective Date of this Restated Agreement (herein the "First Billing Date").

h. "Business Day" means any day except Saturday or Sunday or a day on which banks are closed in the State of Illinois.

i. "Card" means the private label credit card bearing AMRE's name and/or logo issued by Household for the Program.

j. "Cardholder" means (i) the person in whose name an Account is opened, and (ii) any other authorized users of the Account and Card.

k. "Card Sale" means any sale of Goods that AMRE makes to a Cardholder pursuant to this Restated Agreement that is charged to an Account.

l. "Chargeback" means the return to AMRE and reimbursement to Household of a Sales Slip for which AMRE was previously paid.

m. "Credit Slip" means evidence of a credit in a paper form for Goods purchased from AMRE.

n. "Goods" means the products described in Section 2 below, certain warranties expressly authorized by Household, and related services sold by AMRE in the ordinary course of AMRE's business to consumers for individual, family, personal or household use.

o. "Operating Instructions" means the Regulatory Guidelines (attached hereto as Exhibit A) and any operating instructions and/or procedures which may be designated by Household from time to time concerning the Program.

p. "Program" means the private label revolving credit card program associated with AMRE whereby Accounts will be established and maintained by Household, Cards issued by Household to qualified consumers purchasing AMRE's Goods, and Card Sales funded all pursuant to the terms of this Restated Agreement.

q. "Program Year" means each consecutive twelve (12) monthly Billing Cycles commencing with the First Billing Cycle, and thereafter each subsequent consecutive twelve (12) monthly Billing Cycles.

r. "Sales Slip" means evidence of a Card Sale in paper form for Goods purchased from AMRE.

s. "Terminal" means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link with an Authorization Center.

Section 2. Scope and Purpose. AMRE engages in the sale of siding, cabinet refacing, windows, exterior coating and other home improvement products and related services, and AMRE desires to make financing available to consumers purchasing Goods from AMRE. Household, a credit card bank in the business of providing revolving credit financing pursuant to a credit card, has agreed to provide such financing under the Program to individual qualified consumers purchasing AMRE's Goods pursuant to the terms and conditions set forth in this Restated Agreement.

a. Forms and Cards. The standard application/agreements, Sales Slips, Credit Slips, completion certificates, rescission notices and other forms to be used from time to time by AMRE in the Program, shall be provided or approved by Household and may be changed from time to time by Household. The design and content of Cards and billing statements and the term and conditions of Accounts and application/agreements shall be determined by Household and are subject to change by Household from time to time.

b. Credit Review; Ownership of Accounts. All completed applications for Accounts submitted by AMRE to Household whether mailed, telephoned or otherwise electronically transmitted will be processed and approved or declined in accordance with Household's credit criteria and procedure from time to time established by Household, with Household having and retaining all rights to reject or accept such applications. Within sixty (60) days of the Effective Date, Household agrees to maintain an application approval rate ("Approval Rate") of seventy-seven (77%) percent based upon total applications submitted by AMRE to Household during a six month period. Household's obligation to maintain the 77% Approval Rate is contingent upon AMRE submitting applications to Household which could be approved, in accordance with Household's credit criteria and procedures (herein "Satisfactory Apps") such that no more than 20% of the total applications submitted by AMRE could be declined, in accordance with Household's credit criteria and procedures, for containing one or more of the following adverse credit criteria (a) 3 or more derogatory trade lines or derogatory public records over $250.00 (Derogatory trade lines shall include, but not be limited to, chargeoffs, repossessions, foreclosure, held with collection agency, judgments, historic 90 day plus delinquency or other adverse action.); (b) bankruptcy; (c) less than 18 months of credit history; (d) currently 60 days past due; or (e) no credit file or zero (0) satisfactory trade lines on the credit bureau file. Household's Approval Rate shall be reviewed on a quarterly basis ("Quarterly Review") beginning January 1, 1996 ("Initial Review") throughout the term of this Restated Agreement including any Renewal Term. Provided AMRE has submitted a sufficient percentage of Satisfactory Apps, Household's failure to maintain a 77% Approval Rate after the Initial Review or any subsequent Quarterly Review shall be deemed a material breach of this Restated Agreement and AMRE shall have the right, in its sole discretion, to terminate this Restated Agreement pursuant to Section 15. Household will only accept applications for revolving credit pursuant to the credit card it issues for individual, personal, family or household use. Household or its Affiliates shall own the Accounts and shall bear the credit risk for such Accounts, except as otherwise provided in Sections





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         6 and 15.e. of this Restated Agreement. AMRE acknowledges and agrees that it shall have no interest in the Accounts except as otherwise provided in Sections 6 and 15.e. herein. Household shall not be obligated to take any action under an Account, including making future advances or credit available to Cardholders. Household shall not be obligated to accept applications for a Card or to approve any Card Sale for consumers that do not have their principal residence and billing address in the Continental United States.

c. Card Promotions, Services and Enhancements. AMRE and Household may from time to time agree to offer existing or potential Cardholders special credit promotions, additional services and/or enhancements, including, without limitation, check access. The terms of such promotions, services and enhancements shall be mutually agreed upon by Household and AMRE and are subject to change or discontinuance by Household. Nothing herein shall limit the number of times the credit promotions set forth in Section 3.b(i) below may be offered during the term of this Restated Agreement. In consideration of Household's providing special credit promotions and to compensate Household for such promotions, AMRE agrees to pay to Household for the period designated by Household such rates and amounts as may be designated by Household. Household may deduct amounts owed to it hereunder from amounts owed to AMRE under this Restated Agreement.

Section 3. Fees, Discounts, Charges, Rates and Funding.

a. Consumer Rate. The consumer rate to be charged on purchases with the Card shall be 15.9% during year one and year two of this Restated Agreement, subject to change in year three in accordance with the Revised Schedule "A" attached hereto and incorporated herein.

b. Merchant. Merchant agrees to pay Household the following nonrefundable fees, charges and discounts (some of which are more fully described in this Restated Agreement):

         (i) "Credit Promotion Discount": A percentage of the amount of each Sales Slip accepted and funded by Household during a credit promotion as follows:

                 (a)      90 day no interest/no payment deferred promotion: 1.5%

                 (b)      6 month no interest/no payment deferred promotion:
                          5.5%

         (ii) "Convenience Usage Charge": 0% of all finance charges that would otherwise be paid by the Cardholder but for the payment in full of the outstanding Account balance during any grace period or promotional period. (Under the Program, Household may permit Cardholders to pay the entire outstanding balance due without finance charges during any applicable grace period or promotional period).

         (iii) "Returned Merchandise Charge": 100% of the accrued finance charges on Accounts with respect to Goods that are returned and a credit is not applied prior to the end of the billing cycle period in which the Card Sale was made.

         (iv)    "Start-up Fee": $0.00.

         (v)     "Forms Fee": $0.00.

         (vi) "Excessive Chargeback Fee": $0.00 per Sales Slip subject to Chargeback under this Restated Agreement.

         (vii) "Application Fee": $0.00 per Cardholder application presented to Household under the Program.

c. Merchant Participation Fee. The "Merchant Participation Fee" to be paid by Household to AMRE during the term of this Restated Agreement shall be 8% of billed finance charges on Card Sales funded by Household excluding Card Sales on Accounts generated in the State of Alabama but including Card Sales previously funded by Household pursuant to the terms of the Agreement. Notwithstanding the foregoing, if the Annual Sales Slip Volume in the first Program Year exceeds $125 Million, Household shall in lieu of the 8% Merchant Participation Fee, pay AMRE commencing with the Billing Cycle that immediately follows the Billing Cycle in which the Annual Sales Slip Volume exceeded such $125 Million and ending with last Billing Cycle in the first Program Year, a Merchant Participation Fee of 12% of billed finance charges on those Card Sales described in the preceding sentence. Notwithstanding the foregoing, if the Annual Sales Slip Volume in the second Program Year exceeds $150 Million, Household shall in lieu of the 8% Merchant Participation Fee, pay AMRE commencing with the Billing Cycle that immediately follows the Billing Cycle in which the Annual Sales Slip Volume exceeded such $150 Million and ending with last Billing Cycle in the second Program Year, a Merchant Participation Fee of 12% of billed finance charges on those Card Sales described in the first sentence of this subsection 3.c. Notwithstanding the foregoing, if the Annual Sales Slip Volume in the third Program Year exceeds $175 Million, Household shall in lieu of the 8% Merchant Participation Fee, pay AMRE commencing with the Billing Cycle that immediately follows the Billing Cycle in which the Annual Sales Slip Volume exceeded such $175 Million and ending with last Billing Cycle in the third Program Year, a Merchant Participation Fee of 12% of billed finance charges on those Card Sales described in the first sentence of this subsection 3.c.

         In the event this Restated Agreement is terminated for any reason, whether by Household or AMRE, Household's obligation under this subsection 3.c. to pay said Merchant Participation Fees shall automatically terminate upon the effective date of termination of this Restated Agreement provided, however, AMRE shall be entitled to receive any earned but unpaid Merchant Participation Fees due AMRE through the effective date of termination.





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Except as otherwise stated in subsection 3.a. the rate, fees, discounts and charges described above in this Section 3 shall not be subject to change by Household for 3 years from the Effective Date of this Restated Agreement.

d. Acceptance, Offset & Funding. Subject to the terms, conditions, warranties and representations in this Restated Agreement and provided that AMRE has satisfied all of the conditions set forth in this Restated Agreement, including, without limitation, Sections 4, 5, and 7, Household agrees to pay to AMRE the amount of each valid and authorized Sales Slip presented to Household during the term of this Restated Agreement, less (i) the amount of the fees, charges, and discounts described above in this Section, outstanding Account balances for Sales Slips subject to Chargeback, reimbursements, refunds, customer credits and any other amounts owed to Household under this Restated Agreement by AMRE; and (ii) the amount of fees, charges and other amounts owed to Household Retail Services, Inc, (an Affiliate of Household), under a separate Merchandise Financing Agreement between AMRE and Household Retail Services, Inc. Household may also offset or recoup said amounts from future amounts owed to AMRE under this Restated Agreement. Any amounts owed by AMRE to Household which cannot be paid by the aforesaid means shall be due and payable by AMRE on demand. Any payment made by Household to AMRE shall not be final but shall be subject to subsequent review and verification by Household. Household's liability to AMRE with respect to the funding or processing of any Card Sale, Sales Slip or Credit Slip shall not exceed the amount on the Sales Slip or Credit Slip in connection with such transaction. In no event shall Household be liable for any incidental or consequential damages.

Section 4. AMRE Responsibilities Concerning Consumer Transactions. AMRE covenants and agrees that AMRE shall:

a. Honor all valid Cards without discrimination, when property presented by Cardholders for payment of Goods.

b. Not require, through an increase in price or otherwise, any Cardholder to pay any surcharge at the time of sale or pay any part of any charge imposed by Household on AMRE.

c. Not establish minimum or maximum charge amounts without Household's prior written approval.

d. Use only the form of, or modes of transmission for, application/agreements, completion certificates, rescission notices, Sales Slips and Credit Slips as are provided by Household, and not use any application/agreements, Sales Slips, completion certificates, rescission notices, and Credit Slips provided by Household other than in connection with a Card transaction.

e.       With respect to applications for a Card:

         (i) Make sure all information requested on the application is complete and legible;

         (ii) obtain the signature on the application of all persons whose name will appear on the Account or will be responsible for the Account;

         (iii) give the applicant the initial disclosures at the time of signing the application/agreement prior to the first transaction under the Account;

         (iv) verify the identification of the individual(s) applying for the Account, which verification may include, but is not limited to, obtaining driver's license and social security numbers;

         (v) provide all information required by Household from time to time for approval of applications by telephone or other electronic transmission and legibly insert the Account number and Approval number on the application in the designated area; and

         (vi) send the actual original approved signed application to Household at Household's address on page one above within ten
                 (10) Business Days of approval of the application by Household.

         (vii)   IDENTIFICATION OF THE APPLICANT IS THE RESPONSIBILITY OF AMRE.

f.       With respect to Sales Slips:

         (i) Enter legibly on a single Sales Slip prior to obtaining the Cardholder's signature (1) a description of all Goods purchased in the same transaction in detail sufficient to identify the function; (2) the date of the transaction; (3) the Authorization number, and (4) the entire amount due for the transaction (including any applicable taxes);

         (ii) REQUEST AUTHORIZATION FROM HOUSEHOLD'S AUTHORIZATION CENTER UNDER ALL CIRCUMSTANCES. (Household may refuse to accept or fund any Sales Slip that is presented to Household for payment more than one hundred eighty (180) days after the date of Authorization of the Card Sale). AMRE agrees not to divide a single transaction between two or more Sales Slips or between a Household Sales Slip and a sales slip for another credit provider who could claim a security interest in the Goods. If Authorization is granted, legibly enter the Authorization number in the designated area on the Sales Slip. If Authorization is denied, not complete the transaction and follow any instructions from the Authorization Center.

         (iii) imprint legibly on the Sales Slip the embossed legends from the Card and from AMRE's imprinter plate or if the transaction is to be completed without a Card imprint, then enter legibly on the Sales Slip sufficient information to identify the Cardholder and AMRE, including at least, AMRE's name and address, and Cardholder's name, Account number, expiration date and any effective date on the Card. AMRE shall be deemed to warrant the Cardholder's true identity as an authorized user of the Card;

         (iv) check the effective date, if any, and the expiration date on the Card;





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         (v)     obtain the signature of the Cardholder on the Sales Slip, and compare the signature on the Sales Slip with the signature panel of the Card and if identification is uncertain or if AMRE otherwise questions the validity of the Card, contact Household's Authorization Center for instructions.

         (vi)    IDENTIFICATION OF THE CARDHOLDER IS THE RESPONSIBILITY OF AMRE;

         (vii) not present the Sales Slip to Household for funding until all Goods are delivered and all the services are performed to the Cardholder's satisfaction. However, if all or a portion of the Goods are to be delivered or performed at a date later than ten (10) days from the date of the Card Sale, and a deposit is to be placed on the Card, then the Cardholder is to sign separate Sales Slips, one of which represents a "deposit" and the second of which represents payment of the "balance." The "deposit" Sales Slip may be presented for payment in AMRE's normal course, the "balance" Sales Slip is to be presented for payment only upon delivery of all Goods and performance of all services, and in addition to the other applicable requirements specified in this Section 4, AMRE shall (1) enter legibly on the Sales Slips the word "deposit" or "balance", as appropriate, and (2) enter legibly the Authorization number on both Sales Slips for the entire amount of the transaction. The deposit amount shall not exceed 25% of the total Card Sale. If the Card Sale is cancelled or the Goods or services canceled or returned the Sales Slip is subject to Chargeback;

         (viii)  enter the Card Sale into the Terminal; and

         (ix) deliver a true and completed copy of the Sales Slip to the Cardholder at the time of delivery of the Goods.

g. Credit Slips. If Goods are returned, any Card Sale or services are terminated or canceled, or AMRE allows any price adjustment, then AMRE shall not make any cash refund, but shall complete and deliver promptly to Household a Credit Slip evidencing the refund or adjustment and deliver to the Cardholder a true and complete copy of the Credit Slip at the time the refund or adjustment is made. AMRE shall sign and date each Credit Slip and include thereon a brief description of the Goods returned, services terminated or canceled, refund or adjustment made, the date of the original Card Sale, Authorization number, Cardholder's name, address and Account number, and the date and amount of the credit, all in sufficient detail to identify the transaction. AMRE shall imprint or legibly reproduce on each Credit Slip the embossed legends from the Card and from AMRE's imprinter plate. The amount of the Credit Slip cannot exceed the amount of the original transaction as reflected on the Sales Slip. AMRE shall issue Credit Slips only in connection with previous bona fide Card Sales and only as permitted hereunder.

h. Not receive any payments from a Cardholder for charges included on any Sales Slip resulting from the use of any Card, nor receive any payments from a Cardholder to prepare and present a Credit Slip for the purpose of effecting a credit to the Cardholder's Account.

i. Cardholder Complaints. AMRE shall within ten (10) days of receipt provide Household with a copy of any written complaint from any Cardholder concerning his/her Account.

j. Right of First Refusal. AMRE shall actively promote the Program. Except as otherwise provided herein, beginning July 1, 1995, AMRE agrees to give Household the Right of First Refusal in presenting consumer credit applications on no less than 90% of AMRE's total consumer credit sales (herein "Credit Sales") where AMRE has been requested by the consumer to arrange credit financing. Notwithstanding anything to the contrary contained herein, the parties agree that consumer credit applications and transactions resulting from specified "Sears Credit Promotions" shall not be subject to Households' Right of First Refusal and shall not be included in determining AMRE's total Credit Sales. AMRE agrees that it will not run more than two Sears Credit Promotions during any calendar year nor will any such promotions exceed 45 days in duration. Household reserves the right to review AMRE's Credit Sales during each preceding six month period on a quarterly basis beginning January 1, 1996. AMRE agrees to provide Household with adequate sales volume data, reports or other information to allow Household to review its Credit Sales. AMRE's failure to present no less than 90% of its Credit Sales to Household shall be deemed a material breach of this Restated Agreement and Household shall have the right, in its sole discretion, and in addition to any other remedies provided herein, to terminate this Restated Agreement pursuant to Section 15. Provided, however, AMRE shall not be required to comply with or be deemed to be in breach of this Section 4.j. if Household breaches Section 2.b., above. To the extent AMRE displays other third party credit or charge cards materials, it shall display the advertising and promotional materials relating to the Card in a manner and with a frequency equal to or greater than that accorded any other third party credit or charge card.

k. Satisfy all other requirements designated in any Operating Instructions or as may be required from time to time by Household. In the event there is any inconsistency between any Operating Instructions and this Restated Agreement, this Restated Agreement shall govern unless otherwise expressly indicated by Household in any Operating Instructions.

l. present each Sales Slip and deliver each Credit Slip to Household or such other person designated by Household, within ten (10) Business Days after the date of the respective sale or credit transaction.

m. Home Products Requirements. In addition to all other requirements in this Section, prior to funding of any Sales Slip to AMRE, AMRE covenants and agrees as follows:

         (i) All Goods shall be delivered and properly installed and all services and work shall be fully completed to the Cardholder's satisfaction;





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         (ii)    AMRE shall execute and furnish to Household a blanket mechanic lien waiver covering AMRE and all contractors, subcontractors, laborers, material men and others for all work performed or goods delivered or installed by someone other than AMRE's employees;

         (iii) AMRE shall furnish Household with a separately completed Completion Certificate on Household's form or on a form approved by Household, and signed by the Cardholder after all work has been completed to the Cardholder's satisfaction;

         (iv) AMRE shall deliver to the consumers the appropriate rescission notices required by Applicable Laws in accordance with Applicable Laws. Household has no obligation to fund the Card Sale until the applicable rescission period has expired; and

         (v) AMRE shall not present to Household any Sales Slip if the Card Sale has been rescinded by the consumer.

n. In-home Sales. AMRE shall deliver to the consumers the appropriate rescission notices required by Applicable Laws in accordance with Applicable Laws. Household has no obligation to fund the Card Sale until the applicable rescission period has expired.

Section 5. AMRE Representations and Warranties. AMRE represents and warrants to Household as of the Effective Date and throughout the term of this Restated Agreement the following:

a. That each Card Sale will arise out of a bona fide sale of Goods by AMRE and will not involve the use of the Card for any other purpose.

b. That each Card Sale will be to a consumer for personal, family, or household purposes.

c. That Cardholder applications will be available to the public (i) without regard to race, color, religion, national origin, sex, marital status, or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for the Card.

d. That it has full corporate power and authority to enter into this Restated Agreement; that all corporate action required under any organization documents to make this Restated Agreement binding and valid upon AMRE according to its terms has been taken; and that this Restated Agreement is and will be binding, valid and enforceable upon AMRE according to its terms.

e. Neither (i) the execution, delivery and performance of this Restated Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by AMRE under its articles of incorporation, bylaws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by AMRE of its obligations hereunder.

f. AMRE has and will retain all required licenses to perform it's obligations under this Restated Agreement.

g.       Any Card Sale subject to rescission has not been rescinded.

Section 6. Chargebacks to AMRE. AMRE agrees as follows:

a. Chargebacks. Any Sales Slip or Card Sale is subject to Chargeback under any one or more of the following circumstances, and thereupon the provisions of Section 6.b. below shall apply:

         (i) The application or any information on the application or the Sales Slip or any required information on the Sales Slip (such as the account number, expiration date of the Card, description of Goods purchased, transaction amount or date) is illegible or incomplete, or the Sales Slip or application is not executed by the Cardholder; or Authorization is not obtained from Household's Authorization Center, or a valid Authorization number is not correctly and legibly entered on the Sales Slip; or the Sales Slip is a duplicate of an item previously paid, or the price of the Goods or services shown on the Sales Slip differs from the amount shown on the Cardholder's copy of the Sales Slip;

         (ii) Household determines that (1) AMRE has breached or failed to satisfy, any term, condition, covenant, warranty, or other provision of this Restated Agreement, including, without limitation, Sections 4 and 5 above, or of the Operating Instructions, in connection with a Sales Slip or the transaction to which it relates, or an application for a Card or the opening of an Account; or (2) the Sales Slip, application/agreement or Card Sale is fraudulent or is subject to any claim of illegality, cancellation, rescission, avoidance or offset for any reason whatsoever, including, without limitation, negligence, fraud, misrepresentation, or dishonesty on the part of the customer or AMRE or its agents, employees, licensees, or franchisees, or that the related transaction is not a bona fide transaction in AMRE's ordinary course of business;

         (iii) the Cardholder disputes or denies in writing the Card Sale or other Card transaction, the execution of the Sales Slip or application/agreement, or the delivery, quality, or performance of the goods, services or warranties purchased, or the Cardholder has not authorized the Card Sale, or alleges that a credit adjustment was requested and refused or that a credit adjustment was issued by AMRE but not posted to the Account; or

         (iv) AMRE fails to deliver to Household the Sales Slip, Credit Slip, application or other records of the Card transaction within the times required in this Restated Agreement.

b. Resolution and Payment. Household will provide AMRE with a weekly report listing all outstanding customer disputes and Chargebacks. AMRE is required to resolve any dispute or other of the circumstances described above in (a) of this Section

         6 to Household's satisfaction within thirty (30) days of notice of Chargeback or AMRE shall pay to Household the full amount of each such Sales Slip subject to Chargeback or the portion thereof designated by Household, as the case may be, plus the finance charges thereon, any attorney fees incurred by Household, and other fees and charges provided for in the Cardholder agreement. Upon chargeback to AMRE of a Sales Slip, AMRE shall bear all liability and risk of loss associated with such Sales Slip or Account, or the applicable portion thereof, without warranty by, or recourse or liability to, Household. Household may deduct amounts owed to Household under this Section from any amounts owed to AMRE under this Restated Agreement.

c. Excessive Chargebacks. If (i) the aggregate number of Sales Slips subject to Chargeback exceeds 1.5% of the total number of Card Sales submitted by AMRE with respect to an individual AMRE location in any calendar quarter or (ii) the aggregate dollar amount of all Sales Slips subject to Chargeback in any monthly billing cycle exceeds 5% of the total net balances of all Accounts at the end of such monthly billing cycle ((i) and (ii) are herein individually and collectively called "Excessive Chargebacks"), Household reserves the right to assess, and AMRE agrees to pay the Excessive Chargeback Fee, in the amount identified in Section 3.b.(vi). above, for each Sales Slip that is subject to Chargeback in excess of the 1.5% limit. In addition, Excessive Chargebacks shall be deemed a material breach of this Restated Agreement and Household has the right, in its sole discretion, to terminate this Restated Agreement pursuant to
         Section 15.

d. The terms and provisions of this Section 6 shall survive the termination of this Restated Agreement.

Section 7. Tape or Electronic Transmission & Records. Data, records and information shall be transmitted and maintained as described below.

a. Transmission of Data. In addition to depositing paper Sales Slips and Credit Slips with Household, AMRE shall transmit to Household, by electronic transmission or other form of transmission designated by Household all data required by this Restated Agreement to appear on Sales Slips and Credit Slips. All data transmitted shall be in a medium, form and format designated by Household and shall be presorted according to Household's instructions. Any errors in such data or in its transmission shall be the sole responsibility of AMRE. The means of transmission indicated above in this Section shall be the exclusive means utilized by AMRE for the transmission of Sales Slip or Credit Slip transaction data to Household. Household may from time to time upon notice to AMRE change or cease the use of the electronic transmission process described in this Section.

b. Receipt of Transmission. Upon successful receipt of any transmission, Household shall accept such transmission and pay AMRE in accordance with this Restated Agreement, subject to subsequent review and verification by Household and to all other rights of Household and obligations of AMRE as set forth in this Restated Agreement. If data transmission is by tape, AMRE agrees to deliver upon demand by Household a duplicate tape of any prior tape transmission, if such demand is made within forty-five (45) calendar days of the original transmission.

c. Records. AMRE shall maintain the actual paper Sales Slips, Credit Slips, completion certificates, rescission notices and application/agreements ("Transaction Records") covered by this Restated Agreement for such time and in such manner as Household or any law or regulation may require, but in no event less than two (2) years after the date AMRE presents each transaction data to Household, and AMRE shall make and retain for at least seven (7) years legible microfilm copies of both sides of such actual paper Transaction Records. Within fifteen (15) days, or such earlier time as may be required by Household, of receipt of Household's request, AMRE shall provide to Household any of the actual paper Transaction Records, and any other documentary evidence available to AMRE and reasonably requested by Household to meet its obligations under law (including its obligations under the Fair Credit Billing Act) or otherwise to respond to questions, complaints, lawsuits, counterclaims or claims concerning Accounts or requests from Cardholders, or to enforce any rights Household may have against a Cardholder, including, without limitation, litigation by or against Household, collection efforts and bankruptcy proceedings, or for any other reason. In the event AMRE fails to comply in any respect with the provisions of this Section, Household may process a Chargeback for each Card Sale involved pursuant to Section 6 above.

Promptly upon termination of this Restated Agreement Household may request that AMRE provide Household with all original or microfilm copies of documents required to be retained under this Restated Agreement.

Section 8. Payments by Cardholder and Endorsement. AMRE agrees that Household has the sole right to receive payments on any Sales Slip funded by Household. Unless specifically authorized in writing by Household, AMRE agrees not to make any collections on any such Sales Slip. AMRE agrees to hold in trust for Household any payment received by AMRE of all or part of the amount of any such Sales Slip and to deliver promptly the same in kind to Household as soon as received together with the Cardholder's name, Account number, and any correspondence accompanying the payment and deliver same promptly within five
(5) days of receipt by AMRE. AMRE agrees that AMRE shall be deemed to have endorsed any Sales Slip, Credit Slip, or Cardholder payments by check, money order, or other instrument made payable to AMRE that a Cardholder presents to Household in Household's favor, and AMRE hereby authorizes Household to supply such necessary endorsements on behalf of AMRE.

Section 9. AMRE Credit Information. Household may annually review AMRE's financial stability. To assist Household in doing this, AMRE shall deliver to Household no later than 120 days after the end of each fiscal year, an audited financial statement, including, without limitation, all footnotes, and supporting materials with sufficient detail to accurately portray the financial condition of AMRE. AMRE warrants and represents that its financial statements submitted to Household by or on behalf of AMRE are true and accurate and AMRE agrees to supply such additional credit information as Household may reasonably request from time to time. AMRE understands that Household may verify the information on any financial statement or other information provided by AMRE and, from time to time, may seek credit and other information concerning AMRE from others and may provide financial and other information to its Affiliates or others for purposes of its asset securitizations and sales.

Section 10. AMRE Business Practices. AMRE agrees to provide adequate services in connection with each Card Sale pursuant to standard customs and trade practices and any applicable manufacturer's warranties, and to provide such repairs, service and replacements and take such other corrective action as may be required by law.

Section 11. Cardholder Account Information. AMRE shall not sell, purchase, provide, or exchange Account information in the form of imprinted Sales Slips, carbon copies of imprinted Sales Slips, mailing lists, tapes or other media obtained by reason of a Card transaction to any third party other than to AMRE's agents for the purpose of assisting AMRE in its business with Household, to assist AMRE in soliciting customers for other AMRE products or services, or pursuant to a government request.

Section 12. Change in Ownership. AMRE agrees to send Household at least thirty
(30) days prior written notice of any change in AMRE's name or location, any material change in ownership of AMRE's business (as set forth in Section 15.b.
(iii)(a)) or any change in Sales Slip or Credit Slip information concerning
AMRE.

Section 13. Indemnification.

a. Indemnification by AMRE. AMRE shall be liable to and shall indemnify and hold harmless Household and its Affiliates and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by Household or any Affiliate of Household or their respective officers, employees, agents and directors arising out of: (i) AMRE's failure to comply with this Restated Agreement or any of the Operating Instructions; (ii) any claim, dispute, complaint or setoff made by a Cardholder with respect to anything done or not done by AMRE in connection with Card Sales or credits; (iii) anything done or not done by AMRE in connection with the furnishing of any Goods, warranties or services purchased by Cardholders; (iv) the death or injury to any person or the loss, destruction or damage to any property arising out of the design, manufacture or finishing by AMRE of any Goods, warranties or services purchased by Cardholders; (v) any claim or complaint of a third party in connection with AMRE's advertisements and promotions relating to the Card which have not been reviewed or approved by Household; (vi) any illegal or improper conduct of AMRE or its employees or agents; and (vii) any claim or complaint by a consumer that AMRE has violated the Equal Credit Opportunity Act, Truth in Lending Act, or any other act and related Applicable Laws.

b. Indemnification by Household. Household shall be liable to and shall indemnify and hold harmless AMRE and its subsidiaries or affiliates and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by AMRE or any subsidiary or affiliate of AMRE or their respective officers, employees, agents and directors arising out of (i) Household's failure to comply with this Restated Agreement or any of the Operating Instructions; (ii) any claim, dispute or complaint by a Cardholder made in good faith resulting from anything done or not done by Household in connection with such Cardholder's Account; (iii) any illegal or improper conduct of Household, or its employees or agents with respect to the Card, a Card Sale, an Account or any other matters relating to the Program, (iv) any claim, dispute, complaint or setoff by a consumer made in good faith resulting from a violation by Household, with respect to the application/agreement, of the Equal Credit Opportunity Act, Truth in Lending Act or any other act and related applicable laws and regulations; and (v) any claim, dispute or complaint of any thirty party made in good faith in connection with advertisements and promotions prepared by Household relating to the Card. Notwithstanding the foregoing, the indemnification by Household shall not apply to any claim or complaint relating to the failure of AMRE to resolve a billing inquiry or dispute with a Cardholder where such failure was not caused by Household. AMRE may deduct any amounts incurred by AMRE under this Section from amounts owed Household under this Restated Agreement.

c. Notice of Claim & Survival. In the event that Household or AMRE shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other under this Section, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party's expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding. The terms of this Section shall survive the termination of this Restated Agreement.

Section 14. Nonwaiver. AMRE's liability under this Restated Agreement, including, without limitation, its liability under Section 6 above, shall not be affected by any settlement, extension, forbearance, or variation in terms that Household may grant in connection with any Sales Slip or Account or by the discharge or release of the obligations of the Cardholder(s) or any other person by operation of law or otherwise. AMRE hereby waives any failure or delay on Household's part in asserting or enforcing any right that Household may have at any time under this Restated Agreement or under any Account.

Section 15. Term and Termination.

a. Term. This Restated Agreement shall be effective as of the Effective Date when executed by authorized officers of each of the parties and shall remain in effect for three (3) years ("Initial Term"), subject to earlier termination as set forth below. Thereafter, this Restated Agreement shall be automatically renewed for successive one year terms (the "Renewal Term(s)") unless and until terminated as provided herein. The termination of this Restated Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein.

b.       Termination. This Restated Agreement may be terminated:

         (i)     by Household or AMRE, upon not less than one hundred-eighty
                 (180) days notice to the other prior to the end of the Initial Term or any Renewal Term.

         (ii) By AMRE if Household fails, pursuant to Section 2.b., to maintain a 77% Approval Rate after the Initial Review or any subsequent Quarterly Review during the term of this Restated Agreement provided, however, that AMRE shall have the option, in lieu of termination, to eliminate the requirements of
                 Section 4.j.

         (iii) by Household upon 30 days prior notice (a) if there occurs any material adverse change in ownership of AMRE provided, however, Household shall not consider AMRE to have experienced any material adverse change in ownership unless 51% or more of its shares come under the control of any one person, or entity; or (b) if there is a material adverse change in AMRE's financial condition as determined by Household in Household's sole discretion, provided, however, Household shall not consider AMRE to have experienced a material adverse change in financial condition if AMRE maintains (1) a debt to equity ratio no greater than 2 to 1, (for purposes of this subsection b.(iii)(b)(1) "debt" shall include any obligation (A) for borrowed money, (B) for deferred purchase of property or services, or (C) any obligation as lessee under any capitalized lease.), (2) a current ratio of not less than 1.2 to 1, (3) positive shareholder equity (for purposes of subsections b.(iii)(b)(1)(2) and (3), such determination shall be made annually by Household based upon AMRE's year end financial statements), and (4) compliance with any existing debt covenants; or (c) if AMRE suspends or goes out of business or substantially reduces its business operations to include a 50% or more reduction in total sales volume for any two consecutive quarters below the same prior year quarters; or (d) sends a notice of a proposed bulk sale of all or any material part of its business; or (e) in the event AMRE materially breaches its obligations or any warranty or representation under this Restated Agreement or in any Operating Instructions; or (f) if Household receives a disproportionate number of Cardholder inquiries, disputes, or complaints for purposes of this subsection b(iii)(f), Household and AMRE agree that a "disproportionate number" shall exist when and if the average number of Cardholder inquiries, disputes or complaints received by Household each month over any period of six (6) months equals or exceeds 15% of the total number of Cardholders with a debit or credit balance on their Account; or (g) if in Household's judgment, any Applicable Law requires that this Restated Agreement or either party's rights or obligations hereunder be amended, modified, waived or suspended in any material respect, including, without limitation, the amount of finance charges or fees that may be charged or collected or the consumer rate that may be charged on purchases with the Card.

         (iv) by Household or AMRE upon 30 days written notice to the other in the event the other party shall elect to wind up or dissolve its operation or is wound up and dissolved; becomes insolvent or repeatedly fails to pay its debts as they become due; makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy, or for reorganization or is adjudicated as bankrupt or insolvent; or has a liquidator or trustee appointed over its affairs.

c. Termination of Card Acceptance. Household upon notice to AMRE may elect to terminate the acceptance of the Card at a particular AMRE location if at such location there are Excessive Chargebacks, high fraudulent activity or other course of business conduct that is injurious to the business relationship between Household and AMRE.

d. Duties and Rights Upon Termination. Upon termination of this Restated Agreement, AMRE will, upon the request of Household, promptly submit to Household all Card Sales, Sales Slips, credit and other data not previously furnished, made through the date of termination. Household is not liable to AMRE for any direct or consequential damages that AMRE may suffer as a result of Household's termination of this Restated Agreement. In the event this Restated Agreement is terminated for any reason or notice of termination is given by either party, Household may take such other reasonable actions including, but not limited to, establishing and maintaining a reserve ("Chargeback Reserve") in an amount equal to the amount of Chargebacks charged to AMRE during the previous 12 months (excluding the amount of any Non Conforming Accounts previously charged to and paid by AMRE) to protect Household's rights under this Restated Agreement and to cover Chargeback amounts and other amounts owing to Household. After a period of 18 months following the termination of this

         Restated Agreement any unused Chargeback Reserve shall be paid to AMRE within 30 days with a report accounting for all activity of such reserve. Upon termination of this Restated Agreement during the Initial Term due to material breach by AMRE including, but not limited to, a breach of Sections 4.j, 6.c, or 15.b(iii)(a) through (f), AMRE shall refund to Household the Signing Bonus as follows (i) if termination is during year one of the Initial Term, AMRE shall refund to Household the entire $1.4 million, or (ii) if termination is during year two of the Initial Term, AMRE shall refund to Household $934,000. AMRE shall have no obligation to refund any portion of the Signing Bonus upon termination of this Restated Agreement, for material breach or any other reason after year two of the Initial Term. Nothing contained in this subsection d. shall limit AMRE's right to receive earned Merchant Participation Fees under Section 3.c., funding for authorized Sales Slips under Section 3.d. or a refund of the unused Chargeback Reserve under Section 15.d., as a result of Household's termination of this Restated Agreement. The provisions of this subsection shall survive the termination of this Restated Agreement.

e. Purchase Requirements. Notwithstanding anything to the contrary contained herein, upon termination of this Restated Agreement (other than termination due to material breach by AMRE during the Initial Term or any Renewal Term), AMRE, its successors and assigns may, at AMRE's option and upon AMRE's request, purchase or arrange to purchase by a third party, the Accounts, without recourse to Household and without representations or warranty, express or implied. The purchase price of the Accounts shall be "par" plus a premium to be determined in accordance with Schedule "E" attached hereto and incorporated herein, as of the effective date of termination. Par shall include the outstanding Account balances, plus accrued interest from the last cycle billing date to the date of the sale. The purchase shall occur not later than ninety (90) days after the effective date of termination of this Restated Agreement and to be under such terms and conditions as are mutually reasonably acceptable to Household and AMRE.

Section 16. Status of the Parties. In performing their responsibilities pursuant to this Restated Agreement, Household and AMRE are in the position of independent contractors, and in no circumstances shall either party be deemed to be the agent or employee of the other. This Restated Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or an association for profit between Household and AMRE. Any amounts ever owing by AMRE pursuant to this Restated Agreement represent contractual obligations only and are not a loan or debt.

Section 17. Force Majeure. Neither party to this Restated Agreement shall be liable to the other by reason of any failure in performance of this Restated Agreement in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, of the public enemy or of civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Restated Agreement.

Section 18. Limited License. AMRE hereby authorizes Household for purposes of this Restated Agreement to use AMRE's name, logo, registered trademarks and servicemarks (if any) and any other proprietary designations ("Proprietary Materials") on the Cards, applications, periodic statements, billing statements, collection letters or documents, promotional or advertising materials and otherwise in connection with the Program, subject to AMRE's periodic reasonable review of such use and to such reasonable specifications of AMRE. AMRE represents and warrants that it has obtained appropriate federal and state trademark registrations to protect its interest in the use and ownership of the Proprietary Materials. AMRE shall, indemnify, defend and hold Household harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of the Proprietary Materials (including attorneys' fees and costs). AMRE may not use any name or service mark of Household or any of its Affiliates in any manner without the prior written consent of Household.

Section 19. Confidentiality. AMRE win keep confidential and not disclose to any person or entity (except to employees, officers, partners or directors of AMRE who are engaged in the implementation and execution of the Program) all information, software, systems and data, that AMRE receives from Household or from any other source, relating to the Program and matters which am subject to the terms of this Restated Agreement, including, but not limited to, Cardholder names and addresses or other Amount information, and shall use, or cause to be used, such information solely for the purposes of the performance of AMRE's obligations under the terms of this Restated Agreement. Household will keep confidential and not disclose to any person or entity (except employees, officers, agents or directors of Household, its subsidiaries or affiliates who are engaged in the implementation and execution of the Program) any information that Household receives from AMRE which is designated confidential by AMRE. In the event Household sells or assigns the Accounts or any portion of the Accounts under the Program, Household may disclose any information under this provision reasonably necessary or required to effectuate such sale or assignment. Nothing herein shall prohibit or limit AMRE in referring to and/or filing a copy of this Restated Agreement (or any prior agreements) in connection with its Securities and Exchange Commission, New York Stock Exchange or any other regulatory filings, or as required in connection with its public or private financing, any secondary offerings on behalf of any of its stockholders or as otherwise required by law or regulation. The provisions of this Section 19 shall survive termination of this Restated Agreement.

Section 20. Additional Products & Services. Household and/or any of its Affiliates may at any time, whether during or after the term of this Restated Agreement and whether the Accounts are owned by Household, solicit Cardholders for any other credit cards or other types of accounts or financial or insurance services or products offered by Household, and/or any of its Affiliates. Neither Household nor any of its Affiliates may offer to or solicit Cardholders for any other merchandise, goods or products covered by this Restated Agreement without the prior written approval of AMRE.

Section 21. Notices. All notices required or permitted by this Restated Agreement shall be in writing and shall be sent to the respective parties (if to Household, to the Attention of President, with a copy to the Attention of General Counsel, HRS Law Department; if to AMRE, to the Attention of John Vanecko) at their respective addresses set forth on page one of this Restated Agreement or such other addresses as each party may designate to the other by notice hereunder. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) Business Days after deposit in the U.S. first class mad with postage prepaid, (ii) upon personal delivery, or (iii) upon receipt by telex, facsimile, or overnight/express courier service or mail.

Section 22. Amendments and Supplementary Documents. Household may amend or modify this Restated Agreement upon ten (10) days' prior notice to AMRE if such modification is reasonably determined by Household to be required by any state or federal law, rule, regulation, governmental or judicial order, opinion, interpretation or decision. Reference herein to "this Restated Agreement" shall include any schedules, appendices, exhibits, and amendments hereto. Any other amendment or modification to this Restated Agreement must be in writing, with thirty (30) days prior notice to AMRE and must be signed by a duly authorized officer of Household and AMRE to be effective and binding upon Household and AMRE; no oral amendments or modifications shall be binding upon the parties.

Section 23. Assignment. This Restated Agreement is binding upon the parties and their successors and assigns. Notwithstanding, AMRE may not assign this Restated Agreement without the prior written consent of Household; any purported assignment without such consent shall be void, Household may without AMRE's consent assign this Restated Agreement or any of the rights or obligations hereunder to any Affiliate of Household at any time. In the event of such assignment, the assignee shall have the same rights and remedies as Household under this Restated Agreement.

Section 24. Nonwaiver and Extensions. Household shall not by any act, delay, omission, or otherwise be deemed to have waived any rights or remedies hereunder. AMRE agrees that Household's failure to enforce any of its rights under this Restated Agreement shall not affect any other right of Household or the same right in any other instance.

Section 25. Rights of Persons Not a Party. This Restated Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

Section 26. Section Headings. The headings of the sections of this Restated Agreement are for reference only, are not a substantive part of this Restated Agreement and are not to be used to affect the validity, construction or interpretation of this Restated Agreement or any of its provisions.

Section 27. Integrations. This Restated Agreement contains the entire agreement between the parties. There are merged herein all prior oral or written agreements, amendments, representations, promises and conditions in connection with the subject matter hereof. Any representations, warranties, promises or conditions not expressly incorporated herein shall not be binding on Household or AMRE.

                     (THIS SPACE LEFT BLANK INTENTIONALLY)

Section 28. Governing Law/Severability. This Restated Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. If any provision of this Restated Agreement is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

Section 29. JURISDICTION. ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS RESTATED AGREEMENT MUST BE BROUGHT BY AMRE SOLELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; AND AMRE HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE). NOTHING HEREIN CONTAINED SHALL PRECLUDE HOUSEHOLD FROM BRINGING AN ACTION OR PROCEEDING RELATED TO THIS RESTATED AGREEMENT IN ANY OTHER STATE OR PLACE HAVING JURISDICTION OVER SUCH ACTION.

Section 30. WAIVER OF JURY TRIAL. HOUSEHOLD AND AMRE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS RESTATED AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS RESTATED AGREEMENT, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOUSEHOLD AND AMRE ENTERING INTO THIS RESTATED AGREEMENT.

IN WITNESS WHEREOF, Household and AMRE have caused their duly authorized representatives to execute this Restated Agreement as of the date set forth above.

BANK:                               MERCHANT:

HOUSEHOLD BANK (ILLINOIS), N.A.     AMRE, INC.


By: /s/ T. M. KIMBLE                By: /s/ JOHN S. VANECKO
   -----------------------------       -----------------------------
Print Name: T. M. Kimble            Print Name: John S. Vanecko
           ---------------------               ---------------------
Title: President & CEO              Title: Vice President & CFO
      --------------------------          --------------------------




ATTESTED OR WITNESSED               ATTESTED OR WITNESSED


By: /s/ R. L. BRUCKERT              By: /s/ DARYL R. RAMSDALE
   -----------------------------       -----------------------------
Print Name: R. L. Bruckert          Print Name: Daryl R. Ramsdale
           ---------------------               ---------------------
Title: Sr. Vice President           Title: Director of Council
      --------------------------          --------------------------

                                    75-2041737
                                    --------------------------------
                                    Merchant's Federal Tax ID #:

      REVISED SCHEDULE "A" TO AMRE AMENDED AND RESTATED MERCHANT AGREEMENT

           YEAR 3 AND RENEWAL TERM CONSUMER RATE ADJUSTMENT SCHEDULE(1)



                  ONE YEAR T-BILL RATE                                 CONSUMER RATE(2)
                  --------------------                                 ----------------
                     4.75% - 5.25%                                          15.10%
                     5.26% - 5.75%                                          15.30%
                     5.76% - 6.25%                                          15.50%
                     6.26% - 6.75%                                          15.70%
                     6.67% - 7.25%                                          15.90%
                     7.26% - 7.75%                                          16.10%
                     7.76% - 9.25%                                          16.30%
                     8.26% - 8.75%                                          16.50%
                     8.76% - 9.25%                                          16.70%
                     9.26% - 9.75%                                          16.90%

          SCHEDULE "E" TO AMRE AMENDED AND RESTATED MERCHANT AGREEMENT

                         PORTFOLIO PURCHASE PRICE INDEX



   If the two year Treasury Note Yield(3) is between:     The Portfolio Purchase Price(4) is Par plus:
   --------------------------------------------------     --------------------------------------------
                     8.01% - 8.25%                                           3.50%
                     7.76% - 8.00%                                           4.00%
                     7.50% - 7.75%                                           4.50%
                     7.26% - 7.50%                                           5.00%
                     7.01% - 7.25%                                           5.50%
                     6.67% - 7.00%                                           6.00%
                     6.51% - 6.75%                                           6.50%
                     6.26% - 6.50%                                           7.00%

- -----------------

(1) The 1 year Treasury Bill rate will be based upon the highest rate published in The Wall Street Journal, on the first Tuesday of the month which falls 90 days prior to the beginning date of Year 3 of the Restated Agreement or the beginning date of any Renewal Term.

(2) For each subsequent 50 basis point range of increase or decrease, above or below the highest or lowest stated T-Bill Rates, the Consumer Rate will increase or decrease by 20 basis points.

(3) The 2 year Treasury Note Yield will be the yield published in The Wall Street Journal on the first Monday of the month in which the effective date of termination falls.

(4) For each subsequent 25 basis point range of increase or decrease, above or below the highest or lowest stated Treasury Note Yield, the purchase price shall increase or decrease by 50 basis points.